EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of February 7, 2005 (the "Effective Date"), is between Neuralstem Biopharmaceuticals, LTD, a Delaware corporation with offices at 9700 Great Seneca Hwy., Rockville, Maryland 20850 ("Neuralstem") and Biomedical Research Models, Inc., a Massachusetts corporation, with offices at 67 Millbrook Street, Worcester, Massachusetts 01606 ("BRM" or "Company").

RECITALS

WHEREAS, Neuralstem is the owner by assignment of the inventions claimed in the United States Patent Applications listed in **Exhibit A** pertaining to Neuralstem's seven neurogenic chemical entities.

WHEREAS, BRM desires to obtain an exclusive license in all Fields of use (as defined in Section 1.5, below) under the rights of Neuralstem in any Patent Rights (as defined in Section 1.9, below) claiming those inventions; and

WHEREAS, Neuralstem is willing to grant to BRM an exclusive license on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Neuralstem and BRM hereby agree as follows:

1. Definitions.

1.1. "Affiliate," means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by BRM. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2. "Biological Materials" means certain tangible biological materials that are necessary for the effective exercise of the Patent Rights (as defined in Section 1.9, below), as well as tangible materials that are routinely produced through use of the original materials, including for example, any progeny derived or produced from a cell line, monoclonal antibodies produced by hybridoma cell, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of DNA or RNA, and substances routinely purified from a source material included in the original materials such as recombinant proteins isolated from a cell extract or supernantant by non-proprietary affinity purification methods). These Biological Materials are

listed on **Exhibit B**, attached hereto and incorporated herein by reference, which will be periodically amended to include any additional Biological Materials that Neuralstem may furnish to BRM. Such amendments to **Exhibit B** are deemed to be automatically incorporated into and made a part of this Agreement. The Neuralstem stem cells, stem cell assays and claims respecting other stem cell products (collectively, the "Stem Cell Materials") are excepted from Biological Materials insofar as they are licensed back to Neuralstem by BRM pursuant to section 2.1(c), below.

1.3. "Combination Product" means a product that contains a Licensed Product component and at least one other essential functional component. "Licensed Product" is defined in Section 1.6, below.

1.4. "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information shall include, without limitation, any diligence reports furnished to Neuralstem under Section 3.1 hereof (Diligence Requirements), and royalty reports furnished to Neuralstem under Section 5.2 hereof (Reports and Payments).

1.5. "Field" means the use of compounds as therapeutic agents to treat diseases in humans and animals in all therapeutic categories including, without limitation; Category I, which is limited to psychiatric disorders, mood disorders, depression, post traumatic stress syndrome, anxiety, panic disorder, bipolar and unipolar disorders, delusional disorders, and schizophrenia; Category II, which includes Alzheimer's Disease and Parkinson's Disease; and Category III, which includes diabetes and its complications, including the neurological complications of peripheral neuropathies, static and progressive dementias and hypokinetic movement disorders.

1.6. "Financial Projections" means those revenues estimated by BRM to be derived by BRM from the exercise by BRM of the license granted hereunder. It is understood and agreed that the Financial Projections are good faith estimates only and do not take into account fluctuations in the market place, costs and expenses incurred by BRM, competition, the economy, or any other factor or factors that may have a direct or indirect affect on the actual revenues, if any, derived by BRM from the exercise by BRM of the license granted hereunder. Neuralstem acknowledges and agrees that it may not rely on the Financial Projections. Furthermore, Neuralstem agrees that the Financial Projections may be significantly different than actual results for a variety of reasons. Neuralstem agrees to hold harmless BRM for any deviations between actual revenues received by BRM from the exercise by BRM of the license granted hereunder and the Financial Projections for any reason.

1.7. "Licensed Product' means any product that cannot be developed, manufactured, used, or sold without: (i) infringing one or more claims under the Patent Rights, or (ii)

using some portion of one or more Biological Materials, or (iii) using some portion of the Related Technology (as defined in Section 1.___, below).

1.8. "Net Sales" means the gross amount billed or invoiced on sales by BRM and its Affiliates and Sublicensees of any Licensed Product or Licensed Service, or both, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Licensed Service, which is paid by or on behalf of BRM; and outbound transportation costs prepaid or allowed and costs of insurance in transit.

In any transfers of Licensed Products between BRM and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third person. In the event that Neuralstem receives non-monetary consideration for any Licensed Product or Licensed Service, Net Sales shall be calculated based on fair market value of such consideration, as determined by the parties in good faith. In the event that BRM or its Affiliates or Sublicensees use or dispose of a Licensed Product, such Licensed Product shall be considered sold, and Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third person during the same Royalty Period or, in the absence of such sale, on the fair market value of the Licensed Product as determined by the parties in good faith. "Royalty Period" is defined as set forth in Section 1.11, below.

In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth in Section 1.8 above, multiplied by a proration factor that is determined as follows:

(i) If all components of the Combination Product were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product components; or

(ii) If all components of the Combination Product were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royalty Period and D is the aggregate fully absorbed

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cost of the other essential functional components during the prior Royalty Period, with such cost being determined in accordance with generally accepted accounting principles.

1.9. "Patent Rights" means the U.S. patent applications listed on **Exhibit A**, attached hereto and incorporated herein by reference, and any divisional, continuation, or continuation-in-part of such patent application to the extent the claims are directed to subject matter specifically described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. **Exhibit A** shall be periodically amended to include any additional Patent Rights that may arise, and all such amendments are deemed to be automatically incorporated into and made a part of this Agreement. "Neuralstem Patent Rights" means Patent Rights assigned by the inventor solely to Neuralstem, and "Joint Patent Rights" means Patent Rights assigned by the inventor to both Neuralstem and BRM as co-assignees. The Neuralstem stem cells, stem cell assays and claims respecting other stem cell products (collectively, the "Stem Cell Materials") are excepted from Patent Rights insofar as they are licensed back to Neuralstem by BRM pursuant to section 2.1(c), below.

1.10. "Related Technology" means any know-how, technical information, research and development information, test results, and data necessary in the judgment of BRM for the effective exercise of the Patent Rights, which has been developed by Neuralstem as of the Effective Date hereof, or which is owned by or has been assigned to Neuralstem. The Neuralstem stem cells, stem cell assays and claims respecting other stem cell products (collectively, the "Stem Cell Materials") are excepted from Related Technology insofar as they are licensed back to Neuralstem by BRM pursuant to Section 2.1(c), below.

1.11. "Royalty Period" means the partial calendar quarter commencing on the date which the first Licensed Product is sold or used or the first Licensed Service is performed and every complete or partial calendar quarter thereafter during which either: (i) this Agreement remains in effect, or (ii) BRM has the right to complete and perform Licensed Services or complete and sell work-in-progress and inventory of Licensed Products, or both, pursuant to Section 8.4 of this Agreement.

1.12. "Sublicense Income" means any payments that BRM receives from a Sublicensee in consideration of the sublicense of the rights granted by Neuralstem to BRM under Section 2.1 hereof, including without limitation license fees, royalties, milestones payments, and license maintenance fees, but excluding: (i) payments made in consideration for the issuance of equity or debt securities of BRM at fair market value, and (ii) payments specifically committed to the development of Licensed Products or Licensed Services.

1.13. "Sublicensee" means any permitted sublicensee of the rights granted to BRM by Neuralstem under this Agreement, as further described in Section 2.2, below.

2. Grant of Rights/BRM License Back.

2.1. License Grants.

(a) Patent Rights and Biological Materials. Subject to subsection (c) of this section 2.1 and the other terms and conditions of this Agreement, Neuralstem hereby grants to BRM and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under Neuralstem's commercial rights in the Patent Rights and Biological Materials to develop, make, use and sell Licensed Products in the Field.

(b) Related Technology. Subject to subsection (c) of this section 2.1 and the other terms of this Agreement, Neuralstem hereby grants to BRM and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under Neuralstem's commercial rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in the Field.

(c) BRM License Back. In exchange for the payment by Neuralstem to BRM of the total sum of Ten Dollars ($10.00), BRM agrees to grant back exclusively to Neuralstem the right to the Stem Cell Materials. This BRM grant back license is effective simultaneously with the Effective Date of this Agreement.

2.2. "Sublicenses." BRM shall have the right to grant sublicenses of its rights under Section 2.1 of this Agreement. All sublicense agreements executed by BRM pursuant to this Section 2.2 shall expressly bind the Sublicensee to the terms of this Agreement and shall provide for the automatic assignment of such agreement to Neuralstem if this Agreement is terminated as described in Section 8 below. BRM shall promptly furnish Neuralstem with a fully executed copy of any such sublicense agreement.

2.3. Retained Rights.

(a) Neuralstem Rights Retained. Neuralstem retains the right to make and use the Licensed Products and to perform the Licensed Services solely for research, teaching, and non-commercial patient care. Furthermore, Neuralstem may license its retained rights under this Section 2.3(a) solely to research collaborators of Neuralstem, faculty members and post-doctoral fellows. BRM is not entitled to any compensation from Neuralstem or any third person as a result of the exercise by Neuralstem of its retained rights pursuant to this section 2.3(a). Neuralstem agrees to advise BRM in writing of the exercise

by Neuralstem of any of its rights pursuant to this Section 2.3(a) and the names and addresses of any persons licensed by Neuralstem pursuant to this Section 2.3(a).

(b) Federal Government Rights. To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government of the United States, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. §§ 210-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. BRM acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any of the Patent Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11 of this Agreement.

(c) Other Organizations Rights. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, and the terms and conditions of such funding reserve to the non-profit organization or state or local agency a royalty-free, non-exclusive, non-transferable license to practice any such invention and this Agreement fails to conform with such terms and conditions, the relevant term or condition of this Agreement shall be deemed an invalid provision and modified by the parties pursuant to Section 10.11 of this Agreement.

3. Company Obligations Relating to Commercialization.

3.1 Diligence Requirements. BRM will spend Ten Millions Dollars ($10,000,000.00) within three (3) years from the Effective Date of this Agreement to develop Licensed Products and introduce such Licensed Products into the commercial market. BRM shall use diligent efforts, or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products and to introduce such Licensed Products into the commercial market. If Neuralstem determines that BRM or an Affiliate or Sublicensee of BRM has not fulfilled its obligations under this Section 3.1 (a "Diligence Deficiency"), Neuralstem shall furnish BRM with written notice of such determination. Such notice shall specify the factual and circumstantial basis for Neuralstem's determination of the Diligence Deficiency in sufficient detail to permit BRM to develop measures reasonably calculated to satisfy BRM's obligations and overcome the Diligence Deficiency. Within sixty (60) days after receipt of such notice, BRM shall either (i) fulfill the relevant obligation or (ii) negotiate with Neuralstem a mutually acceptable schedule of revised

diligence. If BRM fails to fulfill the relevant obligation or if BRM and Neuralstem fail to negotiate a mutually acceptable schedule of revised diligence within the 60 day time period specified herein, the parties shall proceed as provided in Section 9 of this Agreement.

3.2 Indemnification.

(a) Indemnity. BRM shall indemnify, defend, and hold harmless Neuralstem and its officers, employees, and agents and their respective successor, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, action, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right of license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the grossly negligent activities or intentional misconduct of any of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of BRM.

(b) Procedures. The Indemnitees agree to provide BRM with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorney's services reasonably acceptable to Neuralstem to defend against any such claim. The Indemnitees shall cooperate fully with BRM in such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the expense of BRM, if representation of such Indemnitee by the counsel retained by BRM would be appropriate because of an actual or potential conflict in the interests of such Indemnitee and any other party represented by such counsel. BRM agrees to keep Neuralstem informed of the progress in the defense and disposition of such claim and to consult with Neuralstem with regard to any proposed settlement. Notwithstanding anything to the contrary contained in this subsection, BRM is liable only for reasonable attorneys' fees and reasonable legal expenses.

(c) Insurance. BRM shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemenitees. BRM shall provide Neuralstem, upon request, with written evidence of such insurance (or self-insurance, if BRM is self-insured). BRM shall

continue to maintain such insurance (or self-insurance, if BRM is self-insured) after the expiration or termination of this Agreement during any period in which BRM or any Affiliate or Sublicensee continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement, or (ii) to perform a service that was a Licensed Service under this Agreement.

3.3 Marketing and Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, BRM shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

3.4 Compliance with Law. BRM shall comply with, and shall use best efforts to ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products and Licensed Services. BRM expressly agrees to comply with the following:

(i) BRM or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any comparable governmental authorities of any foreign jurisdiction in which BRM or an Affiliate or Sublicensee intents to make, use or sell Licensed Products or to perform Licensed Services.

(ii) BRM and its Affiliates and Sublicensees shall comply with all United States laws and regulations applicable to their activities under this Agreement. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. BRM hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, and that it will indemnify, defend, and hold Neuralstem harmless (in accordance with Section 3.2 of this Agreement) from the consequences of any such violation.

To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, BRM agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, Neuralstem may seek a waiver of the requirements from the relevant federal agency on behalf of Company. Accordingly, Neuralstem agrees to seek such waiver upon request of BRM, for which Neuralstem will be reimbursed at cost.

4. Consideration for Grant of Rights.

4. Initial License Fee and Equity Interest. In partial consideration of rights granted to BRM under this Agreement, BRM shall pay to Neuralstem an initial license fee of Twenty Five Thousand Dollars ($25,000.00), which shall be due upon the Effective Date hereof. In addition, BRM will pay to Neuralstem Seventy Five Thousand Dollars ($75,000.00) within 30 days thereafter, or sooner upon receipt of financing totaling Two Million Dollars ($2,000,000.00). In addition, BRM will issue to Neuralstem within 90 days of the Effective Date hereof, a total of four percent (4%) of the total Common Stock of BRM that is issued and outstanding as of the Effective Date hereof and will pay to Neuralstem an additional initial license fee amount of Two Hundred Fifty Thousand Dollars ($250,000.00) by June 30, 2005, or sooner upon receipt of financing totaling Two Million Dollars ($2,000,000.00). If the foregoing payments are not made by June 30, 2005, then BRM has the right to purchase a 30-day extension at a price of Thirty Thousand Dollars, one half of which will be credited towards the above-referenced amounts in total, and one half of which is not so credited. In any event, BRM will not be able to extend the time for these payments beyond August 31, 2005. The grant of stock set forth in this section 4.1 shall grant to Neuralstem the same rights and privileges as all other BRM Common Stock shareholders. Neuralstem agrees to assist and cooperate with BRM management as reasonably requested by BRM in connection with the management, decisions, goals and objectives of BRM. The Initial License Fee payments are nonrefundable, but will be credited against any other payments due to Neuralstem from BRM under this Agreement, except that such payments will not be credited against the Annual License Maintenance Fees that may become due as described in Section 4.2, below.

4.2. Annual License Maintenance Fee. BRM agrees to pay Neuralstem an annual license maintenance fee of $250,000.00 on January 1, 2006, on January 1, 2007 and on January 1, 2008 during the term hereof, except that if any of the Milestone Payments described in Section 4.3 (a) through (e) below, becomes due and payable pursuant to the terms of such subsection before January 1, 2006, January 1, 2007, or January 1, 2008, the annual license maintenance fee of $250,000 will no longer be due and payable, and the last of these payments will be credited against the Milestone Payments described in Section 4.3 (a) through (e). Regardless of whether any of the Milestone Payments described in Section 4.3 (a) through (e) below becomes due and payable, BRM agrees to pay to Neuralstem a secondary annual license maintenance fee of $10,000 on January 1 of each calendar year, commencing with the year 2009 and continuing thereafter during the term of this Agreement. Annual License Maintenance Fees paid hereunder are non refundable, and will not be credited in the aggregate against any other payments due from BRM to Neuralstem under this Agreement.

4.3. Milestone Payments. Company shall pay Neuralstem the following milestone payments after the occurrence of each event, provided that they are

not accomplished or developed by a sublicense. In the event that these milestones are accomplished by a sublicense, BRM will pay Neuralstem pursuant to the terms set forth in sections 4.5, 4.6, or 4.7, below.

(a) $750,000.00 within 30 days after the initiation of Phase I clinical trials ("Milestone 1").

(b) $1.0 Million within 30 days after the initiation of Phase II clinical trials ("Milestone 2").

(c) $1.5 Million within 30 days after the initiation of the Phase III clinical trials ("Milestone 3").

(d) $35 Million within one year after full commercial approval and licensure is granted by the United States Federal Drug Administration to BRM or its affiliates ("Milestone 4").

(e) A one time sales bonus of $100 Million within one year after the first time the aggregate Net Sales of any Licensed Product or Licensed Service by BRM of its affiliates reaches $1.0 Billion in a single calendar year in the United States market ("Milestone 5").

Milestone Payments (a) through (d) above are non-refundable, but will be credited in the aggregate against any other payments due from BRM to Neuralstem under this Agreement.

4.4. Royalties. In addition to the other amounts due and payable hereunder by BRM to Neuralstem, BRM agrees to pay to Neuralstem a royalty of seven percent (7.0%) of Net Sales of Category II Licensed Products by BRM and its Affiliates (but not Sublicensees).

4.5. Category I Sublicense Income. BRM shall pay Neuralstem a total of eighty percent (80%) of all Sublicensee Income from Category I Licensed Products. Except for royalty-based payments, which are subject to the provisions of Section 5, below, such amounts are due and payable within 45 days after BRM receives payment from the Sublicensee, provided that there is no dispute with respect to whether a correct amount has been paid to BRM as a Sublicensee payment. In the event of a dispute with respect to the payment, BRM reserves the right to refuse to accept a partial payment and agrees to notify Neuralstem of the dispute and the action taken by BRM with respect thereto, including the refusal by BRM to accept a partial payment. BRM will pay to Neuralstem the percentage set forth in this Section 4.5 of the payment received by BRM when the dispute is resolved to the satisfaction of BRM. No payments are due to be paid by BRM until disputed payments are resolved to the satisfaction of BRM.

4.6 Category II Sublicense Income. BRM shall pay Neuralstem a total of thirty percent (30%) of all Sublicensee Income from Category II Licensed Products. Except for royalty-based payments, which are subject to the provisions of Section 5, below, such amounts are due and payable within 45 days after BRM receives payment from the Sublicensee, provided that there is no dispute with respect to whether a correct amount has been paid to BRM as a Sublicensee payment. In the event of a dispute with respect to the payment, BRM reserves the right to refuse to accept a partial payment and agrees to notify Neuralstem of the dispute and the action taken by BRM with respect thereto, including the refusal by BRM to accept a partial payment. BRM will pay to Neuralstem the percentage set forth in this Section 4.6 of the payment received by BRM when the dispute is resolved to the satisfaction of BRM. No payments are due to be paid by BRM until disputed payments are resolved to the satisfaction of BRM.

4.7 4.7 Category III Sublicense Income. In addition to the other amounts due and payable hereunder by BRM to Neuralstem, BRM agrees to pay Neuralstem a total of twenty (20%) of all Sublicense Income derived by BRM from Category III Licensed Products. Except for royalty-based payments, which are subject to the provisions of Section 5, below, such amounts are due and payable within 45 days after BRM receives payment from the Sublicensee, provided that there is no dispute with respect to whether a correct amount has been paid to BRM as a Sublicensee payment. In the event of a dispute with respect to the payment, BRM reserves the right to refuse to accept a partial payment and agrees to notify Neuralstem of the dispute and the action taken by BRM with respect thereto, including the refusal by BRM to accept a partial payment. BRM will pay to Neuralstem the percentage set forth in this Section 4.7 of the payment received by BRM when the dispute is resolved to the satisfaction of BRM. No payments are due to be paid by BRM until disputed payments are resolved to the satisfaction of BRM.

4.8. Third-Person Royalties. So long as BRM remains the only licensee of Patent Rights and Biological Materials in the Field, in the event that BRM is legally required to make royalty payments to one or more third persons in order to make, use or sell Licensed Products, BRM may offset a total of fifty percent (50%) of such third-person payments against any royalty payments that are due to Neuralstem in the same Royalty Period. In the event that BRM is not the sole licensee, royalty payments may be reduced up to eighty percent (80%). Such third person payments can only be made on the advice of independent patent counsel rendering a legal opinion concluding possible liability resulting from a patent infringement or validity claim.

5. Royalty Reports; Payments; Records.

5.1. First Sale. BRM shall report to Neuralstem the date of first commercial sale of each Licensed Product and the date of first commercial performance of each Licensed Service within sixty (60) days of occurrence in each country.

5.2. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Payment, BRM shall deliver to Neuralstem a report containing the following information:

(i) The number of Licensed Products sold to independent third parties in each country, and the number of Licensed Products used by BRM and its Affiliates in the provision of Licensed Services and other services in each country;

(ii) The number of Licensed Services provided by BRM and its Affiliates in each country;

(iii) The gross sales price for each Licensed Product and the gross charge for each Licensed Service by BRM and its Affiliates during the applicable Royalty Period in each country;

(iv) Calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(v) Total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(vi) The portion of royalty-based Sublicense Income due to Neuralstem for the applicable Royalty Period from each Sublicensee.

All such reports shall be considered BRM Confidential Information. If no royalties are due to Neuralstem for any Royalty Period, the report shall so state. Concurrent with this report, BRM shall remit to Neuralstem any payment due for the applicable Royalty Period, provided that there is no dispute with respect to whether a correct amount has been paid to BRM as a royalty payment. In the event of a dispute with respect to the payment, BRM reserves the right to refuse to accept a partial payment and agrees to notify Neuralstem of the dispute and the action taken by BRM with respect thereto, including the refusal by BRM to accept a partial payment. BRM will pay to Neuralstem the percentage set forth in Section 4.4 of the payment received by BRM when the dispute is resolved to the satisfaction of BRM. No payments are due to be paid by BRM until disputed payments are resolved to the satisfaction of BRM.

5.3. Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S.

dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

5.4. Payment in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, BRM shall give Neuralstem prompt written notice of such restriction, which notice shall satisfy the 60-day payment deadline description in Section 5.2. BRM shall pay any amounts due to Neuralstem through whatever lawful methods Neuralstem reasonably designates; provided, however, that if Neuralstem fails to designate such payment method within thirty (30) days after Neuralstem is notified of the restrictions, BRM may deposit such payment in local currency to the credit of Neuralstem in a recognized banking institution selected by BRM and identified by written notice to Neuralstem, and such deposit shall fulfill all obligations of BRM and Neuralstem with respect to such payment.

5.5. Records. BRM shall maintain, and shall cause its Affiliates and Sublicenses to maintain, complete and accurate records of Licensed Products and Licensed Products and Licensed Services that are made, used, sold, or performed under this Agreement and any amounts payable to Neuralstem in relation to such Licensed Products and Licensed Services, which records shall contain sufficient information to permit Neuralstem to confirm the accuracy of any reports delivered to Neuralstem under 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time Neuralstem shall have the right, at its expense, to cause its internal accountants or an independent certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Neuralstem any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under the Section reveals an underpayment in excess of fifteen percent (15%) in any Royalty Period, BRM shall bear the full cost of such audit. Neuralstem may exercise its right under this Section only once every year and only with reasonable prior notice to BRM.

5.6. Late Payments. For up to 90 days past due, any payments by BRM that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage (2.0%) points above the Prime Rate of interest as reported in the Wall Street Journal on the date the payment is due, with interest calculated based on the number of days that payment is delinquent. For payments made after 90 days past

due, the interest shall be four percent (4.0%) points above the Prime Rate of interest as reported in the Wall Street Journal on the date the payment is due, with interest calculated based on the number of days that payment is delinquent.

5.7. Method of Payment. All payments under this Agreement should be made in the name of the "Neuralstem" and sent to the address identified below, or such other address as Neuralstem may provide to BRM. Each payment should reference this Agreement and identify the obligation under this Agreement that payments satisfies.

5.8. Withholding and Similar Taxes. Royalty payments and other payments due to Neuralstem under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to Neuralstem.

6. Patent and Infringement.

6.1. Responsibility for Neuralstem Patent Rights. BRM shall be responsible for the preparation, filing, prosecution, and maintenance of all Neuralstem Patent Rights, using patent counsel reasonably acceptable to Neuralstem, and BRM agrees to pay the reasonable costs and expenses therefor. Neuralstem shall consult with BRM as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish BRM with copies of all relevant documents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish BRM with copies of all relevant documents reasonably in advance of such consultation.

6.2. Responsibility for Joint Patent Rights. BRM shall be responsible, at its expense, for the preparation, filing, prosecution, and maintenance of all Joint Patent Rights, using patent counsel reasonably acceptable to Neuralstem. BRM shall consult with Neuralstem as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office shall furnish Neuralstem with copies of all relevant documents reasonably in advance of such consultation.

6.3. Cooperation. Neuralstem and BRM shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Such cooperation includes, with limitation, (i) promptly executing all papers an instruments as reasonable and appropriate so as to enable Neuralstem or BRM to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as

becoming aware of an additional inventor who is not listed as an inventor in a patent application)

6.4. Payment of Expenses. Within thirty (30) days after Neuralstem invoices BRM, BRM shall reimburse Neuralstem for all reasonable patent-related expenses incurred by Neuralstem pursuant to Section 6.1. BRM may elect, upon sixty (60) days written notice to Neuralstem, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, BRM shall lose all rights under this Agreement with respect to such Patent Rights in such countries.

6.5. Abandonment. In the event that a party desires to abandon any patent application within the Patent Rights for which is has primary responsibility, such party shall provide the other party with reasonable prior written notice of such intended abandonment or decline of responsibility, and the other party shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

6.6 Infringement.

(a) Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b) Company Right to Prosecute. So long as BRM remains the only licensee of the Patent Rights and Biological Materials in the Field, BRM shall have the right, under its own control and at its own expense to prosecute any third party infringement of the Patent Rights in the field or, together with licensees of the Patent Rights in other fields (if any), to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any such action, BRM shall consult with Neuralstem and shall consider the views of Neuralstem regarding the advisability of the proposed action and its effect on the public interest. BRM shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of Neuralstem, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under the Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from Neuralstem as described below), (ii) as to ordinary damages, BRM shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that BRM would

have paid to Neuralstem if BRM had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award. BRM may offset a total of fifty percent (50%) of any expenses incurred under this subsection against any royalty payments due to Neuralstem under this Agreement, provided that in no event shall the royalty payments under Section 4j.3 and 4.4., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any Royalty Period.

(c) Neuralstem as Indispensable Party. Neuralstem shall permit any action under the Section to be brought in its name by law, provided that BRM shall hold Neuralstem harmless from, and if necessary indemnify Neuralstem against, any costs, expense, or liability that Neuralstem may incur in connection with such action.

(d) Neuralstem right to Prosecute. In the event that BRM fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such actions is filed, Neuralstem shall have the right to prosecute such infringement or answer such declaratory judgment action, under its control and at its sole expense, and any recovery obtained shall be given to Neuralstem.

(e) Cooperation. Each party agrees to cooperate fully in any action under this Section 6.6, which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7. Confidential Information: Publications; Publicity.

7.1. Confidential Information.

(a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary") Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party an reference the time and place of disclosure.

(b) Obligations. For a period of five (5) years after disclosure any portion of Confidential Information, the Receiving Party shall (i) maintain such

Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultant, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

(c) Exceptions. The obligation of the Receiving Party under Subsection 7.1 (b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

(d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration of the termination of this Agreement, and at the request of the Disclosing Party, shall return to the Disclosing Party all originals, copies, and summaries of documents, material, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2. Publications. Neuralstem and its employees will not be free to publicly disclose (through journal, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between Neuralstem and BRM. It is understood and agreed that Neuralstem may freely publish and disclose

information relating to the Stem Cell Materials that are subject to Section 2.1(c) of this Agreement.

7.3. Publicity Restrictions. BRM shall not use the name of Neuralstem or any of its officers, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional materials or other public announcement or disclosure without the prior written consent of Neuralstem. The foregoing notwithstanding, BRM shall have the right to disclose such information without the consent of Neuralstem in any prospectus, offering memorandum, or other documents or filing required by applicable securities laws or other applicable law or regulation, provided that BRM shall have given Neuralstem at least ten (10) days prior written notice of the proposed text for the purpose of giving Neuralstem the opportunity to comment on such text.

8. Term and Termination.

8.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all issued patents within the Patent Rights or (ii) for a period of fifteen (15) years after the Effective Date if no such patents have issued within that fifteen-year period, unless earlier terminated in accordance with the provisions of this Agreement.

8.2 Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof, the party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Neuralstem under this Agreement, BRM shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by BRM will entitle Neuralstem to terminate this Agreement immediately upon written notice to BRM, without the ninety day cure period. The right to cure set forth in this section 8.2 does not apply to payments due pursuant to section 4.1 of this Agreement.

8.3. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, terrorist attack, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

8.4. Effect of Termination. The following provisions shall survive the expiration or termination of the Agreement: Section 1, Section 9; Subsection 3.2 (Indemnification), 5.2, (Reports and Payments), 5.5 (Records), 6.4 (Payment of Expenses), 7.1 (Confidential Information), 7.3 (Publicity

Restrictions), 8.4 (Effect of Termination), and 10.9 (Notice). Upon early termination of the Agreement, BRM and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) BRM is current in payment of all amounts due Neuralstem under this Agreement, (ii) BRM pays Neuralstem the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of the Agreement, and (iii) BRM and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products with six (6) months after the effective date of termination.

9. Dispute Resolution.

9.1. Procedures Mandatory. The parties agree that any dispute between them arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 9, and such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Section 9 may be modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction. THE PARTIES HERETO EXPRESSLY AGREE THAT THE DISPUTE RESOLUTION PROCEDURES DESCRIBED HEREIN AND THE RESULT THEREOF SHALL BE BINDING UPON THEM, AND THAT NEITHER PARTY SHALL HAVE ANY RIGHT TO SUBMIT THE MATTER TO A COURT.

9.2. Dispute Resolution Procedures.

(a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and apply best efforts to negotiate a settlement.

(b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, or fail to successfully negotiate a settlement within a reasonable time after such meeting, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section 9 shall override inconsistent

provisions of the CPR Model Procedures. The mediator will be selected from the CPR Panel of Neutrals by mutual agreement of the parties. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date. In the event of (ii), (iii) or (iv) above, the parties agree to submit the matter to an arbitrator who has expertise in the licensing of biotechnology patent rights. The arbitration shall be conducted according to the rules of the American Arbitration Association, and the parties agree further that the decision of the arbitrator will be binding and final. The arbitration will be held at a mutually agreed upon location, but if the parties cannot reach such agreement within 30 days, then the location will be Boston, Massachusetts.

9.3. Preservation of Rights Pending Resolution.

(a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during a period in which the other party fails or refuses to perform its obligations.

(b) Provisional Remedies. Although the procedures specified in this Section 9 are intended to be the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional or equitable relief if in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement. In such event, the parties expressly waive any right to trial by jury, and a copy of this Agreement may be filed with the Court as evidence of the parties' consent to such waiver.

(c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures for negotiation and mediation as set forth in Subsections 9.2(a) and 9.2(b) are pending.

10. Miscellaneous.

10.1. Representations and Warranties. Neuralstem represents and warrants on behalf of itself, its employees, independent contractors and all inventors of the patents being sought pursuant to the patent applications identified in **Exhibit A** (the "Inventors") that it has conducted due diligence with respect to the rights licensed by this Agreement, all of the Inventors have legally assigned to Neuralstem their entire right, title, and interest in the Patent Rights, and Neuralstem has all legal power and authority necessary to grant to BRM, its Affiliates and Sublicensees, the rights and licenses set forth in this Agreement. NEURALSTEM MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, OR THE RELATED TECHNOLOGY, AND BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, Neuralstem makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation the Patent Rights or any Licensed Product or Licensed Service will not infringe any patents or other intellectual property rights of a third person, and (iii) that any third person is not currently infringing or will not infringe the Patent Rights.

10.2. Compliance with Law. BRM agrees to comply with applicable law in the area of technology transfer and shall promptly notify Neuralstem of any violation that BRM knows or has reason to believe has occurred or is likely to occur.

10.3. Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

10.4. Headings. All heading are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.6. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, but Neuralstem agrees that it will not assign this Agreement to any person unless the intellectual property (other than the Stem Cell Material) to which this Agreement pertains is also and simultaneously assigned.

10.7. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as any

agreement to waive any rights or failure to act in any other instance, whether or not similar.

10.8. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of law principles.

10.9. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or register or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile number of the parties.

If to Neuralstem:

Neuralstem Biopharmaceuticals, LTD
9700 Great Seneca Hwy.
Rockville, MD 20850
Attention: I. Richard Garr
Tel:________________
Fax:________________

If to BRM:

Biomedical Research Models, Inc.
67 Millbrook St.
Worcester, MA 01606
Attention: Dennis Guberski
Tel: 508.459.7544
Fax: 508.459.7548

All Notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

10.11. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations, agreements or understanding between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NEURALSTEM BIOPHARMACEUTICALS, LTD.

By: ______________________
Name: ____________________
Title: ____________________

BIOMEDICAL RESEARCH MODELS, INC.

By: ______________________
Name: Dennis L. Guberski
Title: President

BELL, BOYD & LLOYD LLC

70 West Madison Street, Suite 3100 • Chicago, Illinois 60602-4207
312.372.1121 • Fax 312.827.8000

BRADLEY E. DAVIS
312.807.4409
bdavis@bellboyd.com

VIA OVERNIGHT

February 1, 2005

Mr. Dennis Guberski
BRM Inc.
67 Milbrook Street
Worcester, Mass. 01606

Dear Mr. Guberski:

Pursuant to the request of my client, Richard Garr of Neuralstem Biopharmaceuticals, Inc., I have enclosed the following two patent applications to be included as Exhibit A:

U.S. Patent Application No. 10/914,460 entitled: USE OF FUSED IMIDAZOLES,AMINOPYRIMIDINES, ISONICOTINAMIDES, AMINOMETHYL PHENOXYPIPERIDINES AND ARYLOXYPIPERIDINES TO PROMOTE AND DETECT ENDOGENOUS NEUROGENESIS (which discloses proprietary structures)

U.S. Patent Application No. 10/728,652 entitled: METHOD FOR DISCOVERING NEUROGENIC AGENTS

Very truly yours,

Bradley E. Davis

BED:rm
Enclosures
cc: Richard Garr w/enclosures

1061

Exhibit B: Licensed Compounds

NSI #	Structure	Array ID #
106		AB3929:B09 ABPL026
130		AB4331:A04 ABPL027
142		AB3171:H05 ABPL028
144		AB4329:C09 ABPL027
149		AB3933:D05 ABPL026
150		AB3166:A03 ABPL028

Exhibit B: Licensed Compounds

158		AB3177:E11 ABPL028
189		AB3183:G11 ABPL028
190		AB3183:H04 ABPL028

Dennis L. Guberski
BRM

May 20, 2006

AGREEMENT TO AMEND LICENSE AGREEMENT BETWEEN NEURALSTEM AND BRM DATED FEBRUARY 7TH 2005 AND AMENDED IN MAY 2005.

WHEREAS, the parties agree that BRM is in is desirous of renegotiating certain of the financial obligations related to the above referenced license agreement;

Whereas BRM has decided to pursue a more pure play diabetic development program, it is now primarily interested in pursuing development of the subject compounds for diabetes, peripheral neuropathies and diabetic complications;

Whereas Neurostem has obtained government funding to evaluate the compounds for depression and cognition disorders; now therefore,

the parties agree to amend the license as follows

Neuralstem will forgive the license fees (approximately $145,000 from 2005 and $250,000 from 2006 for $395,000) currently due and payable entirely;

eliminate the requirement for stock of BRM to be transferred to Neuralstem;

eliminate the $7 million (reduced from $10 million) "diligence" requirement, and in its place substitute a condition that by July 07 BRM raise a minimum of $3 million, but included in that amount is a credit for obtaining a fundable priority score for the phase two SBIR grant entitled "Neurogenic Compounds for Treating Diabetic Complications" that must be filed by March 31, 2007

Neuralstem will pay the ongoing patent expenses related to the agreement (and forgive any that BRM has already missed), however by taking over
that obligation, Neuralstem will have no penalty if it doesn't meet the obligation, and

the annual license fee is reduced from $250,000 to $75,000,
with the first payment due Jan. 1 2007.

In exchange for which the field for the license will be limited to what is now designated as category III. Everything else in the license (eventual milestones and royalties for category III) will stay the same for category III as written, Neuralstem will take back (in essence) the 20% of category I and the 70% of category II that BRM owned.

Additionally, Neuralstem will have unfettered access to the data from the existing and all future studies using the compounds and be free to use it for the compounds in other fields, with no additional cost to Neuralstem. This provision must be specifically be included in agreement which BRM may make in the future with any party, with respect to the compounds subject to this license.

It is the intent of the parties to sign this binding letter agreement to amend, but have an actual amendment document drawn up and executed as soon thereafter as practicable.